CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$34,100

Pricing Supplement Dated February 5, 2013	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 7, 2012 and	Registration No. 333-184808
Prospectus Supplement dated November 7, 2012)

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RL20

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☐	Citigroup Global Markets Inc.
☐	Mitsubishi UFJ Securities (USA), Inc.
☐	BNP Paribas Securities Corp.
☒	J.P. Morgan Securities LLC
☒	Goldman, Sachs & Co.
☒	Other: Merrill Lynch, Pierce, Fenner & Smith Incorporated
PNC Capital Markets LLC
Lloyds Securities Inc.
TD Securities (USA) LLC

acting as ☒ principal ☐ agent

at:	☐	varying prices related to prevailing market prices at the time of resale
	☒	a fixed initial public offering price of 99.864% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: February 8, 2013 (T+3)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: February 8, 2016

Net Proceeds to Company: $249,160,000	Interest Payment Date(s): Semi-annually on each February 8 and August 8, commencing August 8, 2013 Record Dates: January 25 and July 25 preceding the applicable Interest Payment Date

Interest Rate: 0.800% per annum
Redemption:
☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒ The Notes may not be repaid prior to the Maturity Date.

☐ The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐ Issue Price: %

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Goldman, Sachs & Co.	Bookrunner	$65,000,000
J.P. Morgan Securities LLC	Bookrunner	$65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$65,000,000
PNC Capital Markets LLC	Co-Manager	$18,334,000
Lloyds Securities Inc.	Co-Manager	$18,333,000
TD Securities (USA) LLC	Co-Manager	$18,333,000
Total		$250,000,000

Other Provisions: N/A